UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EPICEPT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, June 14, 2011
April 28, 2011
Dear Stockholder,
You are invited to attend the 2011 Annual Meeting of Stockholders to be held at 10:00 AM on Tuesday, June 14, 2011, at the IBM Learning Center, 20 Old Post Road, Armonk, New York 10504.
The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.
Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope. You may also vote your shares in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.
You may also read, print and download our 2010 Annual Report to Stockholders on Form 10-K and our Proxy Statement at investor.epicept.com/sec.cfm. Investors may also access these materials, including a Proxy card translated into Swedish, online at www.epicept.com/arsstamma.
These proxy materials describe the formal business to be transacted at the Annual Meeting. Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance, for the year ended December 31, 2010.
On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted.
Thank you for your continued support.

Cordially,

/s/ John V. Talley
John V. Talley President & Chief Executive Officer

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EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EpiCept Corporation (“EpiCept” or the “Company”) will be held at the IBM Learning Center, 20 Old Post Road, Armonk, New York 10504, on Tuesday, June 14, 2011 at 10:00 AM for the following purposes, all as more fully described in the attached Proxy Statement:
(a)	the election of two directors as Class III directors to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified;
(b)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2011;
(c)	to give the Company’s Board of Directors the ability to effect a reverse stock split of our outstanding common stock at a ratio in the range of one for two (1:2) to one for four (1:4), to be determined at the discretion of the Company’s Board of Directors;
(d)	to adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve the third proposal; and
(e)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
You are cordially invited to attend the meeting in person. You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.
A copy of the Company’s Annual Report for the year ended December 31, 2010 is enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert W. Cook
Robert W. Cook
Secretary
Tarrytown, New York
April 28, 2011

PAGE
Information About the 2011 Annual Meeting and Proxy Voting	1

Information About Communicating with EpiCept and our Board of Directors	4

Ownership of the Company’s Common Stock	6

• Proposal 1: Election of Directors	8

Information Concerning Management, the Board of Directors, Board Committees and Corporate Governance

• Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	22

• Proposal 3: to give the Company’s Board of Directors the ability to effect a reverse stock split of our outstanding common stock at a ratio in the range of one for two (1:2) to one for four (1:4), to be determined at the discretion of the Company’s Board of Directors	23

• Proposal 4: to adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve Proposal 3	27

•	= To be voted on at the meeting
Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your proxy by Internet.

EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2011
This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the IBM Learning Center, 20 Old Post Road, Armonk, New York 10504, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about May 5, 2011 to each stockholder of record at the close of business on April 15, 2011 (the “Record Date”).
Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of election in writing of such revocation.
INFORMATION ABOUT THE 2011 ANNUAL MEETING AND PROXY VOTING
What Matters are to be Voted on at the Annual Meeting?
EpiCept intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:
(1)	the election of two directors as Class III directors to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified;
(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2011;
(3)	to give the Company’s Board of Directors the ability to effect a reverse stock split of our outstanding common stock at a ratio in the range of one for two (1:2) to one for four (1:4), to be determined at the discretion of the Company’s Board of Directors;
(4)	to adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve the third proposal; and
(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
What is the Board’s Recommendation?
The Board of Directors recommends that you vote your shares “FOR” both nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4 on your proxy card.
Will Any Other Matters be Presented for a Vote at the Annual Meeting?
The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is Entitled to Vote?
All EpiCept stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote.
What Shares will be Entitled to Vote at the Annual Meeting?
Our voting securities consist of our common stock, par value $0.0001, of which 70,989,292 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.
If you are the beneficial owner, but not the record owner, of EpiCept’s common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.
Who can Attend the Annual Meeting?
Only EpiCept stockholders of record or their duly appointed proxies are entitled to attend the Annual Meeting. If you are an EpiCept stockholder of record and wish to attend the Annual Meeting, please so indicate on the proxy card or as prompted by the Internet voting system.
If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the Annual Meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.
How do I Vote my Shares?
•	Stockholders of record may grant a proxy with respect to their shares on the Internet or by mail. Granting a proxy on the Internet will be available through 11:59 p.m. on June 13, 2011.
•	Voting instructions for both Internet and mail appear on your proxy card. If you grant a proxy on the Internet, please have your proxy card available.
•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.
•	Proxies submitted on the Internet or by mail will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR both nominees in Proposal 1 and FOR Proposals 2, 3 and 4.
May I Change or Revoke my Proxy After it is Submitted?
Yes, you may change or revoke your proxy at any time before the Annual Meeting by:
•	returning a later-dated proxy card;
•	subsequently granting a proxy on the Internet;
•	attending the Annual Meeting and voting in person; or
•	sending your written notice of revocation to Robert W. Cook, our Secretary.
Your changed proxy or revocation must be received before the polls close for voting.

What is a “Quorum?”
In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies.
What Vote is Necessary to Pass the Items of Business at the Annual Meeting?
Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The two nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board (Proposal 1). The favorable vote of the holders of a majority of shares voted at the Annual Meeting, in person or by proxy, is required for ratification of the Audit Committee’s selection of auditors for the current fiscal year and adjournment of the annual meeting (Proposals 2 and 4), and the favorable vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting in person or by proxy is required to amend our Certificate of Incorporation to effect the reverse stock split (Proposal 3).
How are Abstentions and Broker Non-Votes Counted?
Abstentions and broker non-votes will be counted to determine whether a quorum is present. However, if a stockholder abstains from voting as to a particular matter, those shares will not be counted as voting for or against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on Proposals 1, 2 and 4, but will have effectively the same impact as a “no” vote with respect to Proposal 3.
Who Pays the Costs of this Proxy Solicitation?
This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. None of our directors intends to oppose any action for which stockholder approval is being solicited. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.
Who is the Inspector of Election?
The Board has appointed Charles E. Darder, CPA, to act as Inspector of Election at the Annual Meeting.
What is the Deadline for Submission of Stockholder Proposals for the 2012 Annual Meeting?
Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders must be received by or delivered to us at EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on December 24, 2011.
Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2012 proxy statement, our by-laws and our rules and regulations have established advance notice procedures that stockholders must follow. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to our by-laws, the stockholder must give timely notice thereof in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, and any such businesses other than the nominations must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on April 15, 2012, nor earlier than the close of business on March 16, 2012.

Where can I Find the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a press release and on a Form 8-K filed with the SEC.
May I Request Electronic Delivery of My Proxy Statement and Annual Report?
This Proxy Statement, EpiCept’s Annual Report on Form 10-K, and its Annual Report may be viewed online at investor.epicept.com/sec.cfm. Investors may also access these materials online at www.epicept.com/arsstamma. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify EpiCept that you wish to resume mail delivery of these documents. Choosing to receive future proxy materials by email will save EpiCept the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. To request electronic delivery, please contact our Investor Relations department using the information provided under “How do I Communicate Directly with EpiCept?” below.
If you hold your EpiCept stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How can I Get a Copy of EpiCept’s Annual Report on Form 10-K?
To obtain without charge a copy of EpiCept’s Annual Report on Form 10-K for the year ended December 31, 2010, address your request to Investor Relations, EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591. The Annual Report on Form 10-K also may be accessed at www.epicept.com and at the website of the Securities and Exchange Commission at www.sec.gov.
INFORMATION ABOUT COMMUNICATING WITH EPICEPT AND OUR BOARD OF DIRECTORS
How may I Communicate Directly with the Board of Directors?
The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-914-606-3500
EpiCept Corporation
Attn: Robert W. Cook, Secretary
777 Old Saw Mill River Road
Tarrytown, New York 10591
You should identify your communication as being from an EpiCept stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an EpiCept stockholder before transmitting your communication to the Board.

How may I Communicate Directly with the Non-Employee Directors?
You may communicate with the non-employee directors of the Board, individually or as a group, by any of the means set forth above or by writing to:
Non-Employee Directors of the Board of Directors
EpiCept Corporation
c/o Robert W. Cook, Secretary
777 Old Saw Mill River Road
Tarrytown, New York 10591
How do I Communicate Directly with EpiCept?
You may communicate with EpiCept by writing to:
EpiCept Corporation
c/o Robert W. Cook, Secretary or c/o Investor Relations
777 Old Saw Mill River Road
Tarrytown, New York 10591

OWNERSHIP OF THE COMPANY’S COMMON STOCK
The following table sets forth information as of April 27, 2011, regarding the beneficial ownership of the Company’s common stock by:
•	each stockholder known by EpiCept to own beneficially more than five percent of EpiCept common stock;
•	each of the named executive officers;
•	each of EpiCept’s directors; and
•	all of EpiCept’s directors and the named executive officers as a group.
Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY 10591.

	Number of Shares	Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned(1)(2)

5% Stockholders
Hudson Bay Master Fund	7,069,224	9.96
Försäkringsaktiebolaget Avanza Pension	6,576,357	9.26

Executive Officers and Directors
John V. Talley(3)	988,702	1.38
Robert W. Cook(4)	241,365	*
Dr. Dileep Bhagwat(5)	211,689	*
Dr. Stephane Allard(6)	211,791	*
Robert G. Savage(7)	246,605	*
Guy Jackson(8)	136,359	*
Gerhard Waldheim(9)	136,275	*
Wayne P. Yetter(10)	124,009	*
Dr. A. Collier Smyth(11)	38,427	*
Keith L. Brownlie(12)	3,055	*
All directors and named executive officers as a group (10 persons)(13)	2,338,277	2.98

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of EpiCept common stock.

(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 70,989,292 shares of common stock outstanding on April 27, 2011.

(3)	Includes 121,837 shares of common stock and 866,865 shares exercisable upon the exercise of options that are exercisable within 60 days.

(4)	Includes 44,324 shares of common stock and 197,041 shares exercisable upon the exercise of options that are exercisable within 60 days.

(5)	Includes 20,690 shares of common stock and 190,999 shares issuable upon the exercise of options that are exercisable within 60 days.

(6)	Includes 56,880 shares of common stock and 154,911 shares issuable upon the exercise of options that are exercisable within 60 days.

(7)	Includes 32,175 shares of common stock, 4,375 shares of restricted stock units and 210,055 shares issuable upon the exercise of options that are exercisable within 60 days.

(8)	Includes 5,834 shares of common stock, 2,500 shares of restricted stock units and 128,025 shares issuable upon the exercise of options that are exercisable within 60 days.

(9)	Includes 27,510 shares of common stock, 2,500 shares of restricted stock units and 106,265 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Includes 4,167 shares of common stock, 2,500 shares of restricted stock units and 117,342 shares issuable upon the exercise of options that are exercisable within 60 days.

(11)	Includes 2,500 shares of restricted stock units and 35,927 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 3,055 shares issuable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 2,024,860 shares issuable upon the exercise of restricted stock units and stock options that are exercisable within 60 days.

PROPOSAL 1:
ELECTION OF CLASS III DIRECTORS
At the Annual Meeting, two directors are to be elected as Class III directors to hold office until the 2014 Annual Meeting and until their successors have been elected and have qualified. The two nominees for election at the Annual Meeting are Robert G. Savage and John V. Talley. They are both currently EpiCept directors. The Board has determined that Robert G. Savage is independent under the rules and regulations of The Nasdaq Capital Market (“Nasdaq”) and the SEC, which are discussed below under “Information Concerning Management, the Board of Directors, Board Committees and Corporate Governance.”
Both of the nominees have been nominated by our Board to be elected by holders of our common stock. We are not aware of any reason why either nominee would be unable to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF
OUR COMMON STOCK VOTE FOR THE ELECTION OF ROBERT G. SAVAGE AND JOHN V. TALLEY
(ITEM 1 ON THE ENCLOSED PROXY CARD).

INFORMATION CONCERNING MANAGEMENT, THE BOARD OF DIRECTORS,
BOARD COMMITTEES AND CORPORATE GOVERNANCE
Management and Board of Directors
We have a strong team of experienced business executives, scientific professionals and medical specialists. Our executive officers and directors, their ages and positions as of April 27, 2011 are as follows:

Name	Age	Position/Affiliation
John V. Talley	55	President, Chief Executive Officer and Director
Robert W. Cook	55	Chief Financial Officer — Senior Vice President, Finance and Administration, and Secretary
Stephane Allard, M.D.	57	Chief Medical Officer
Dileep Bhagwat, Ph.D.	60	Senior Vice President, Pharmaceutical Development
Robert G. Savage	57	Chairman of the Board
Guy C. Jackson	69	Director
Gerhard Waldheim	63	Director
Wayne P. Yetter	65	Director
A. Collier Smyth, M.D.	65	Director
Keith L. Brownlie	58	Director
Executive Officers and Key Employees
John V. Talley has been our President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 30 years of experience in the pharmaceutical industry. Prior to joining us, Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business. Based on Mr. Talley’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as our Chief Executive Officer, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Talley has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Robert W. Cook has been our Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining us, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.
Stephane Allard, M.D. has been our Chief Medical Officer since March 2007. Prior to that he was Chief Executive Officer, President and a Director of Biovest International. Dr. Allard also served in executive positions at Sanofi-Synthelabo, Synthelabo, Inc. and Lorex Pharmaceuticals. Dr. Allard received his medical doctorate from Rouen Medical College and received a Diplomate of CESAM (Certificate of Statistical Studies Applied to Medicine) and a PhD in Clinical Pharmacology and Pharmacokinetics (Pitie Salpetriere Hospital); Paris, France.
Dileep Bhagwat, Ph.D., has been our Senior Vice President of Pharmaceutical Development since February 2004 and has more than 25 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining us in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.

Board of Directors
Robert G. Savage has been a member of our Board since December 2004 and serves as the Chairman of the Board. Mr. Savage has been a senior pharmaceutical executive for over twenty five years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation and is presently President and CEO of Strategic Imagery LLC, a consulting company of which he is the principal. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company, and is a member of the compensation committee and the corporate governance and nominating committee. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University. Based on Mr. Savage’s familiarity with the Company as an incumbent member of the Company’s Board of Directors, his membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Savage has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Guy C. Jackson has been a member of our Board since December 2004. In June 2003, Mr. Jackson retired from the Minneapolis office of the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies. Mr. Jackson also serves as a director and Chairman of the audit committee of Cyberonics, Inc., a medical device company; Digi International Inc., a technology company; and Life Time Fitness, Inc., an operator of fitness centers. Mr. Jackson previously served as a director of Urologix, Inc. Mr. Jackson received a B.S. in Business Administration from The Pennsylvania State University and a M.B.A. from the Harvard Business School. Based on Mr. Jackson’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as the Chairperson of our Audit Committee and his membership on the board of directors of other public companies, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Jackson has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Gerhard Waldheim has been a member of our board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972. Based on Mr. Waldheim’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Waldheim has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Wayne P. Yetter has served as a member of our board of directors since January 2006, and prior thereto served as a member of Maxim’s board of directors. From September 2005 to August 2008, Mr. Yetter was the Chief Executive Officer of Verispan LLC (health care information). From 2003 to 2005 he was the founder of BioPharm Advisory LLC and served on the Advisory Board of Alterity Partners (mergers and acquisition advisory firm) which is now part of FTN Midwest Securities. From November 2004 to September 2005, Mr. Yetter served as the interim Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/technology services). From 1999 to 2000, he served as Chief Operating Officer at IMS Health, Inc. (information services for the healthcare industry). He also served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the U.S. Division of the global pharmaceutical company Novartis Pharma AG, and as President and Chief Executive Officer of Astra Merck. Mr. Yetter began his career with Pfizer and later joined Merck & Co., holding a variety of marketing and management positions including Vice President, Marketing Operations, responsible for global marketing functions and Vice President, Far East and Pacific. Mr. Yetter serves as Chairman of NuPathe Inc. and serves on the board of directors of InfuSystem Holdings Inc. (a healthcare services company) and Strategic Diagnostics Inc. Based on Mr. Yetter’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, his prior membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Yetter has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

A. Collier Smyth, M.D. has served as a member of our board of directors since April 2009, following his retirement from Bristol-Myers Squibb Company, or BMS, where he served as Senior Vice President of Medical Strategy, Oncology. Prior to his recent retirement from BMS, Dr. Smyth led oncology medical affairs in the United States, including the U. S. life-cycle development of paclitaxel (Taxol®), carboplatin (Paraplatin®) and ifosfamide (Ifex®). Most recently, he participated in the launch of multiple BMS oncology drugs, including cetuximab (Erbitux®), dasatinib (Sprycel®) and ixabepilone (Ixempra®). During his thirteen-year tenure with BMS, Dr. Smyth oversaw key aspects of medical strategy, medical liaison, medical information, clinical operations, regulatory affairs, quality assurance and compliance in the oncology division of BMS. At times, medical affairs for virology and immunoscience were added to his oncology responsibilities. Prior to joining BMS, Dr. Smyth served as vice president of medical affairs with American Oncology Resources, Inc., now U.S. Oncology, where he was responsible for establishing the strategic priorities of the country’s largest oncology physician group practice. Previously, Dr. Smyth was the founder and president of New Hampshire Oncology/Hematology, the first office-based medical oncology practice in New Hampshire. Dr. Smyth also serves on the Board of Directors of Ariad Pharmaceuticals, Inc. Based on Dr. Smyth’s knowledge of oncology and the pharmaceutical industry and his familiarity with the Company as an incumbent member of the Company’s Board of Directors, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Dr. Smyth has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Keith L. Brownlie joined our board of directors in April 2011. Mr. Brownlie spent his entire career with the accounting firm of Ernst & Young LLP, retiring from the New York/New Jersey offices in 2010 after 36 years with the firm. At Ernst & Young, he served as audit partner for numerous public companies and was the Life Sciences Industry Leader for the New York Metro Area. Mr. Brownlie received a B.S. in Accounting from Lehigh University and is a Certified Public Accountant. Mr. Brownlie co-founded the New Jersey Entrepreneur of the Year Program and was co-chair of the BIONJ/PABIO Annual Symposium. Based on Mr. Brownlie’s roles, experience and responsibilities which qualify him as a financial expert, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Brownlie has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Board Composition and Leadership Structure
Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of our board of directors are “independent” of us and our management. Directors Talley and Savage are in the class of directors whose term expires at the 2011 annual meeting of stockholders. Directors Jackson, Yetter and Brownlie are in the class of directors whose term expires at the 2012 annual meeting of stockholders. Directors Waldheim and Smyth is in the class of directors whose term expires at the 2013 annual meeting of stockholders.
Mr. Savage is the Chairman of the Board. Our Chief Executive Officer, Mr. Talley, serves as a director, though he is not a member of any standing committee of the board.
Meetings and Meeting Attendance
During the fiscal year ended December 31, 2010, there were 14 meetings of the board of directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. All directors attended the 2010 annual meeting of stockholders.
Committees of the Board
Our board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. Each standing committee has a charter, accessible on our website at http://www.epicept.com, or by sending a request in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook. Our website, and the information contained in our website, is not part of this proxy statement.

Audit Committee. Our Audit Committee is responsible for the oversight of such reports, financial statements or charters as may be required by The Nasdaq Capital Market, The Nasdaq OMX Stockholm Exchange or U.S. federal securities laws, as well as, among other things:
•	overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls and risk management;
•	preparing the report that SEC rules require be included in our annual proxy statement;
•	overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;
•	providing the board with the results of our monitoring and recommendations; and
•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.
Messrs. Jackson, Waldheim and Yetter are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Jackson serves as Chairman of the Audit Committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of our audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the Nasdaq Capital Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee. Our Compensation Committee is composed of Messrs. Smyth, Savage and Jackson, all of whom are a non-employee member of our board of directors. Mr. Smyth serves as Chairman of our Compensation Committee. Each member of our Compensation Committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and the rules of The Nasdaq Capital Market. The Compensation Committee is responsible for, among other things:
•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;
•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;
•	preparing a report to be included in the annual proxy statement, if required, that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and
•	reviewing our current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee is composed of Messrs. Yetter, Savage and Waldheim, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and the Nasdaq Capital Market. Mr. Yetter serves as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:
•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;
•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;
•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and
•	overseeing compliance by employees with the Code of Business Conduct and Ethics.
In making its recommendations to the board, the committee considers, among other things, the qualifications of individual director candidates. While the committee has no specific policy with regard to the consideration of diversity in identifying director candidates, the committee works with the board to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, finance, and medicine. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and gender, age, and diversity. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the results of the most recent board self-evaluation. The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders submitted in accordance with our by-laws.
The information contained in this proxy statement with respect to the charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing. Our website, and the information contained in our website, is not a part of this proxy statement.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all our employees, and a Supplemental Code of Ethics that specifically applies to chief executive officer and chief financial officer. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Supplemental Code of Ethics may be obtained on our website at http://www.epicept.com. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics or our Supplemental Code of Ethics for the benefit of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing a similar function, and other named executives. Our website, and the information contained in our website, is not a part of this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
No person who, during the fiscal year ended December 31, 2010, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is the only class of securities of the Company registered under Section 12 of the Exchange Act, failed to file on a timely basis reports required by Section 16 of the Exchange Act during the most recent fiscal year. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

ITEM 11. EXECUTIVE COMPENSATION
Executive Compensation
The following table sets forth the compensation earned for services rendered to us in all capacities by our chief executive officer and certain executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2010, collectively referred to in this proxy statement as the “named executive officers.”
Summary Compensation Table

							Nonqualified
						Non-Equity	deferred
				Stock	Option	Incentive Plan	compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	earnings	Compensation		Total
Name/Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)		($)
John V. Talley	2010	435,000	119,625	—	300,054	—	—	40,705	(4)	895,384
President and	2009	435,000	119,625	—	345,573	—	—	37,175	(4)	937,373
Chief Executive Officer	2008	435,000	358,875	117,250	329,378	—	—	37,776	(4)	1,278,279

Robert W. Cook	2010	278,512	37,599	—	112,520	—	—	22,020	(5)	450,651
Chief Financial Officer,	2009	270,400	83,120	—	93,039	—	—	20,202	(5)	466,761
Senior Vice President Finance & Administration	2008	270,400	81,120	42,746	114,378	—	—	15,891	(5)	524,535

Stephane Allard	2010	278,100	50,058	—	112,520	—	—	22,605	(5)	463,283
Chief Medical Officer	2009	270,000	93,150	—	106,330	—	—	20,788	(5)	490,268
	2008	270,000	121,500	42,746	145,816	—	—	16,476	(5)	596,538

Dileep Bhagwat	2010	278,100	37,543	—	112,520	—	—	29,757	(5)	457,920
Senior Vice President,	2009	270,000	68,850	—	106,330	—	—	26,724	(5)	471,904
Pharmaceutical Development	2008	270,000	121,500	42,746	145,816	—	—	26,476	(5)	606,538

(1)	Annual cash bonus awards are determined based on the executive’s performance during the year and paid the following year.

(2)	This column represents the grant date fair values for restricted stock units granted in 2008 to the named executive officers. The 2008 stock award values were recalculated from amounts shown in prior annual reports on Form 10-K to reflect their grant date fair values, as required by SEC rules effective for 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Annual Report on Form 10-K (Note 11, Share-Based Payments).

(3)	This column represents the grant date fair values of the stock options awarded in 2010, 2009 and 2008, respectively, The 2008 option award values were recalculated from the amounts shown in prior annual reports on Form 10-K to reflect the grant date fair value, as required by SEC rules effective for 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Annual Report (Note 11, Share-Based Payments).

(4)	Includes premiums for health benefits, life and disability insurance and automobile allowance paid on behalf of Mr. Talley.

(5)	Includes premiums for health benefits and for life and disability insurance paid on behalf of the named executive officer.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards
			Equity					Equity Incentive	Equity Incentive
			Incentive Plan					Plan	Plan Awards:
			Awards:				Market	Awards:	Market or
			Number of			Number of	Value of	Number of	Payout Value of
	Number of Securities		Securities			Shares or	Shares or	Unearned	Unearned
	Underlying		Underlying			Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised Options		Unexercised	Option	Option	Stock	Stock	Other Rights	Other Rights
	Number	Number	Unearned	Exercise	Expiration	That have	That have	That have	That have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
John V. Talley	27,695	—	—	$3.60	11/1/2011	—	—	—	—
	695	—	—	$3.60	1/1/2012	—	—	—	—
	27,778	—	—	$3.60	1/1/2012	—	—	—	—
	414,219	—	—	$17.52	1/4/2016	—	—	—	—
	91,222	—	—	$4.38	1/8/2017	—	—	—	—
	87,499	29,168	—	$4.02	1/7/2018	29,167	$25,375	—	—
	25,000	—	—	$1.89	9/8/2018	—	—	—	—
	54,169	54,169	—	$1.89	1/5/2019	—	—	—	—
	42,250	98,584	—	$1.68	2/20/2019	—	—	—	—
	45,827	154,173	—	$2.11	2/11/2020	—	—	—	—
Robert Cook	70,523	—	—	$17.52	1/4/2016	—	—	—	—
	20,750	—	—	$4.38	1/8/2017	—	—	—	—
	31,925	10,642	—	$4.02	1/7/2018	10,634	$9,252	—	—
	5,000	—	—	$1.89	9/8/2018	—	—	—	—
	14,583	14,584	—	$1.89	1/5/2019	—	—	—	—
	11,376	26,541	—	$1.68	2/20/2019	—	—	—	—
	17,186	57,814	—	$2.11	2/11/2020	—	—	—	—
Stephane Allard	31,945	1,389	—	$4.89	3/23/2017	—	—	—	—
	31,925	10,642	—	$4.02	1/7/2018	10,634	$9,252	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	16,667	16,667	—	$1.89	1/5/2019	—	—	—	—
	13,000	30,334	—	$1.68	2/20/2019	—	—	—	—
	17,186	57,814	—	$2.11	2/11/2020	—	—	—	—
Dileep Bhagwat	37,500	—	—	$17.52	1/4/2016	—	—	—	—
	31,922	—	—	$4.38	1/8/2017	—	—	—	—
	31,925	10,642	—	$4.02	1/7/2018	10,634	$9,252	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	16,667	16,667	—	$1.89	1/5/2019	—	—	—	—
	13,000	30,334	—	$1.68	2/20/2019	—	—	—	—
	17,186	57,814	—	$2.11	2/11/2020	—	—	—	—
Employment Agreements and Potential Payments Upon Termination or Change-in-Control
We believe that reasonable and appropriate severance and change-in-control benefits are appropriate to protect our named executives against circumstances over which they have no control. Furthermore, we believe change-in-control severance payments align the named executives’ interests with our own by enabling the named executive to evaluate a transaction in the best interests of our shareholders and our other constituents without undue concern over whether the transaction may jeopardize the named executive’s own employment.

We have entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. For 2011, Messrs. Talley and Cook will receive a base salary of $443,700, and $284,082, respectively. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by our Board. Individual performance is determined based on quantitative and qualitative objectives, including our operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of our products and licensing activities. The future objectives will be established by our Board. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long term disability insurance coverage. Both employment agreements expired on December 31, 2007 but are automatically extended for unlimited additional one-year periods.
We entered in to an Amended and Restated Employment Agreement with John V. Talley, Jr. and Robert W. Cook on June 9, 2010 and July 21, 2010, respectively. Pursuant to their employment agreements Messrs. Talley and Cook received an annual base salary of $435,000 and $278,512 in 2010, respectively, which is reviewed no less frequently than annually for increase in the discretion of the Board of Directors or our compensation committee. Messrs. Talley and Cook shall also be eligible for an annual incentive award, with a target incentive opportunity equal to 55% and 30%, respectively, of his base salary. The agreements expire on December 31, 2011; provided, however, that the term of the agreement shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three months prior to the then-scheduled date of expiration, either we or Mr. Talley or Mr. Cook give notice that we/he are electing not to so extend the term of the agreement. Upon the occurrence of a change in control, the term shall automatically be extended for one additional year from the date of the change in control.
The information below describes and quantifies certain compensation that would become payable under Messrs. Talley and Cook’s respective employment agreement if, as of December 31, 2010, his employment had been terminated or there was a change in control. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.
Mr. Talley and Mr. Cook would be entitled to the compensation described below in the event of termination of his employment under the agreement:
Termination for any Reason. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook are entitled to:
•	receive payment of his applicable base salary through the termination date;
•	the balance of any annual, long-term or incentive award earned in any period prior to the termination date; and
•	a lump-sum payment for any accrued but unused vacation days.
Termination due to Death or Disability. If termination occurs due to death or disability, Mr. Talley is or his estate is entitled to:
•	a lump-sum payment equal to one-third of his base salary times a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year;
•	have 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date;
•	have the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and
•	have each outstanding stock option remain exercisable for all securities for the later of (i) the 90th day following the date that the option becomes fully vested and exercisable and (ii) the first anniversary of the termination date.
If termination occurs due to death or disability, Mr. Cook or his estate is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.
Termination Without Cause. If Mr. Talley is terminated without cause, he is entitled to receive payments equal to:
•	a lump-sum payment equal to one and one-half (1.5) times his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from us, the amount shall equal one and one-quarter (1.25) times his base salary;
•	each stock option that was granted prior to the effective date and is outstanding as of the termination date shall (A) become fully vested as of the termination date, (B) become exercisable as of the termination date with respect to fifty percent (50%) of any securities and other property subject to it for which it is not then exercisable, (C) become exercisable with respect to the remainder of any such securities and other property ratably and monthly over the two years immediately following the termination date, and (D) remain exercisable, for all securities and other property for which it is or becomes exercisable, through at least the later of the ninetieth (90th) day following the date upon which such stock option becomes fully exercisable and the first anniversary of the termination date, but in no event beyond its maximum stated term;

•	each stock option that is granted on or after the effective date and is outstanding as of the termination date shall be fully vested and exercisable, as of the termination date, to the extent that it is then scheduled to become vested or exercisable within eighteen months following the termination date (had his employment hereunder continued indefinitely), and shall remain exercisable through the first anniversary of the termination date (but in no event beyond its maximum stated term);
•	each time-vested equity award that is outstanding as of the termination date shall vest, and become non-forfeitable, as of the termination date to the extent that it is then scheduled to become vested within eighteen months following termination date (had his employment hereunder continued indefinitely);
•	each performance-vesting equity award that is outstanding as of the termination date shall become vested, and non-forfeitable, to the extent that the applicable performance vesting criteria are achieved within eighteen months following the termination date; and
•	continued participation, for 18 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter; provided, however, that in the case of a termination due to expiration of the term pursuant to notice of non-extension from us, the continuation period shall be 12 months rather than 18 months.
If Mr. Cook is terminated without cause, he is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on three quarters (0.75) of his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from us, the amount shall equal one half (0.5) times his base salary and he is entitled to nine months of continued participation in all employee well fare benefit plans, programs and arrangements.
Termination in Connection With a Change in Control. If Mr. Talley is terminated within six months prior to, or within one year and a day following, a change in control, he is entitled to:
•	a lump sum payment equal to two times the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year;
•	have each outstanding stock option (including both time-vesting and performance-vesting awards) become fully vested and exercisable as of the termination date and remain exercisable through the first anniversary of the termination date, but in no event beyond its maximum stated term;
•	have each other equity-based award (including both time-vesting and performance-vesting awards) become fully vested, and non-forfeitable, as of the termination date; and
•	continued participation, for 24 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, in which he was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter.
If Mr. Cook is terminated without cause, he is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year and he is entitled to 12 months of continued participation in all employee well fare benefit plans, programs and arrangements.
On July 21, 2010, we entered in to a severance agreement with each of Stephane Allard, M.D., the Chief Medical Officer of EpiCept, and Dileep Bhagwat, Ph.D. Senior Vice President of EpiCept. The terms of the Severance Agreements for each of the two executives are identical and are summarized below.
The agreement expires on December 31, 2011; provided, however, that the term of the agreement shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three months prior to the then-scheduled date of expiration, either we or the executive gives notice that we/he are electing not to so extend the term of the agreement. Upon the occurrence of a change in control, the term shall automatically be extended for one additional year from the date of the change in control. The executive would be entitled to the compensation described below in the event of termination of his employment under the agreement:

Termination for any Reason. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, the executive is entitled to:
•	receive payment of his applicable base salary through the termination date;
•	the balance of any annual, long-term or incentive award earned in any period prior to the termination date;
•	a lump-sum payment for any accrued but unused vacation days at his base salary rate in effect as of the termination date; provided that no payment shall be made in respect of more than forty (40) accrued but unused vacation days;
•	other or additional benefits in accordance with the terms of the applicable plans, programs and arrangements of the company; and
•	payment, promptly when due, of all amounts due in connection with the termination.
Termination Without Cause. If the executive is terminated without cause, he is entitled to receive payments equal to:
•	a lump-sum payment equal to three quarters (0.75) times his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from EpiCept, the amount shall equal one half (0.5) times his base salary; and
•	continued participation, for nine months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter; provided, however, that in the case of a termination due to expiration of the term pursuant to notice of non-extension from us, the continuation period shall be six months rather than nine months.
Termination in Connection With a Change in Control. If the executive is terminated within six months prior to, or within one year and a day following, a change in control, he is entitled to:
•	a lump sum payment equal to the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year;
•	have each outstanding stock option (including both time-vesting and performance-vesting awards) become fully vested and exercisable as of the termination date and remain exercisable through the first anniversary of the termination date, but in no event beyond its maximum stated term;
•	have each other equity-based award (including both time-vesting and performance-vesting awards) become fully vested, and non-forfeitable, as of the termination date; and
•	continued participation, for 12 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, in which he was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter.

The following table summarizes the potential payments to our named executive officers with whom we have entered into employment and severance agreements, assuming that such events occurred as of December 31, 2010.

					Accelerated
				Vested	Vesting of
	Severance		Benefit	Incentive	Incentive
	Amounts	Benefits	Continuation	Units	Units	Total
	($)	($)	($)	($)	($)	($)

John V. Talley

Termination for any reason (other than without cause)	$66,923	$—	$—	$—	$—	$66,923
Termination due to death or disability	145,000	—	—	—	184,263	329,263
Termination without cause	652,500	—	43,991	—	368,527	1,065,018
Change in control	1,348,500	—	58,655	—	368,527	1,775,681

Robert W. Cook

Termination for any reason (other than without cause)	42,848	—	—	—	—	42,848
Termination due to death or disability	69,628	—	—	—	61,544	131,172
Termination without cause	208,884	—	15,998	—	123,088	347,970
Change in control	362,066	—	21,330	—	123,088	506,484

Stephane Allard
Termination for any reason (other than without cause)	35,297	—	—	—	—	35,297
Termination without cause	208,575	—	15,986	—	—	224,561
Change in control	361,530	—	21,315	—	129,409	512,254

Dileep Bhagwat

Termination for any reason (other than without cause)	26,740	—	—	—	—	26,740
Termination without cause	208,575	—	21,350	—	—	229,925
Change in control	361,530	—	28,467	—	128,201	518,198

Director Compensation
We compensate our non-employee directors in cash, stock options and/or restricted stock units. We also reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings.
For 2010, the compensation committee retained Radford to analyze the Company’s non-executive director and chairman compensation. The committee determined that cash compensation should be benchmarked to the 50th percentile and that equity-based compensation should be benchmarked to the 75th percentile for comparable companies in the biotechnology and specialty pharmaceutical industries. As a result of that analysis, the board approved a 2010 annual equity grant in the form of stock options vesting monthly over two years for each named director and for the chairman of 35,000 shares and 61,250 shares, respectively.
The following table set forth all material Director compensation information during the year ended December 31, 2010:
Director Compensation Table

					Change in pension
					value and
					nonqualified
	Fees Earned			Non-equity	deferred
	or Paid in	Stock	Option	Incentive plan	compensation	All Other
	Cash (1)	Awards ($)(2)	Awards ($) (3)	compensation($)	earnings($)	Compensation	Total
Robert G. Savage	$57,875	$—	$65,327	$—	$—	$—	$123,202
Guy C. Jackson	52,250	—	37,330	—	—	—	89,580
Gerhard Waldheim	38,500	—	37,330	—	—	—	75,830
A. Collier Smyth	47,250	—	37,330	—	—	—	84,580
Wayne P. Yetter	46,750	—	37,330	—	—	—	84,080

(1)	This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)	No stock awards were granted to the named directors in 2010.

(3)	This column represents the grant date fair values of the stock options awarded to the named directors in 2010, The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Annual Report (Note 11, Share-Based Payments).
In 2010, the chairperson of the board received an annual retainer of $40,000, while each other non-employee director received an annual retainer of $25,000. In addition, the chairperson of the audit committee received an annual retainer of $10,000 and the chairperson of each of the other committees received an annual retainer of $7,500. Each non-employee director also received $1,500 for their attendance at each board meeting, $750 for their participation in each telephonic board meeting, $750 for their attendance at each committee meeting and $500 for their participation in a telephonic committee meeting. We have in the past granted non-employee directors restricted stock units and options to purchase our common stock pursuant to the terms of our 2005 Equity Incentive Plan upon joining the board and annually thereafter as determined by the Compensation Committee after considering market data. Typically annual equity compensation vests monthly over two years. The value of the options granted to non-employee directors set forth in the Director Compensation Table above reflect grants of options to compensate for their service and were issued at the market value of our common stock at the date of grant.
Tax Implications of Executive Compensation
We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, is applicable to us, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in 2010.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2010 were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2010, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our board of directors.

Transactions with Related Persons
None
Director Independence
Each of our non-executive directors is independent under the standards set forth by The Nasdaq Stock Market.
Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2010.

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Total equity compensation plans approved by stockholders	3,044,073	$7.11	10,869,326
Equity compensation plans not approved by stockholders	—	$—	—
Independent Registered Public Accounting Firm
We retained Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the years ended December 31, 2010 and 2009.
To ensure the independence of the firm selected to audit the Company’s annual consolidated financial statements, the audit committee of the Board of Directors has established a policy allowing it to review in advance and either approve or disapprove, any audit, audit-related, internal control-related, tax or non-audit service to be provided to us by Deloitte & Touche LLP. Annually and generally, in the early part of each fiscal year, the audit committee will approve the engagement of the independent registered public accounting firm to perform the annual integrated audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, and to review our interim consolidated financial statements.
Independent Registered Public Accounting Firm Fees
The aggregate fees billed for professional services by Deloitte & Touche LLP in 2010 and 2009 for various services were:

Types of Fees	2010	2009
	(in thousands)
Audit Fees (1)	$395	$598
Audit Related Fees	—	—
Tax Fees (2)	57	—
All Other Fees	—	—

Total	$452	$598

(1)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only our independent registered public accounting firm can reasonably provide, such as the audit of our consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, issuance of comfort letters and for services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory engagements. In 2009, our independent registered public accounting firm provided an annual attestation report on the effectiveness of the Company’s internal controls over financial reporting, which was not required in 2010.

(2)	Fees paid to Deloitte Tax LLP for preparation of our application for the Qualifying Therapeutic Discovery Project Program.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board and the Audit Committee have selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ended December 31, 2011. Deloitte & Touche LLP was our independent registered public accounting firm for the year ended December 31, 2010. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.
Deloitte & Touche LLP representatives are expected to attend the 2011 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION
OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2011 (ITEM 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL 3:
TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JUNE 14, 2012, AT A RATIO BETWEEN ONE-FOR-TWO AND ONE-FOR-FOUR, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS.
The Company’s Third Amended and Restated Certificate of Incorporation, as amended, currently authorizes the issuance of 225,000,000 shares of common stock, $0.0001 par value. On the Record Date, the Company had 70,989,292 shares of common stock issued and outstanding.
On April 8, 2011, the Company’s Board of Directors unanimously adopted a resolution approving an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock any time prior to the first anniversary of its approval by the stockholders at a ratio to be selected by the Company’s Board of Directors between one-for-two and one-for-four. A copy of the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation is attached as Appendix A.
If the amendment to the Company’s Third Amended and Restated Certificate of Incorporation is approved by a majority of the Company’s stockholders, the Board will have the discretion to determine, as it deems to be in the best interest of the Company’s stockholders, the specific ratio to be used within the range described above and the timing of the reverse stock split, which must occur at any time prior to the first anniversary of its approval by the stockholders. The Board may also, in its discretion, determine not to effect the reverse stock split if it concludes, subsequent to obtaining stockholder approval, that such action is not in the best interests of the Company.
Reason for the Reverse Stock Split
We are subject to the rules of the Nasdaq Stock Market, Inc. because our common stock is listed on the Nasdaq Capital Market. On October 6, 2010, we received a letter from the Nasdaq Listing Qualifications Department stating that we were not in compliance with the continued listing requirements of The Nasdaq Capital Market because the bid price of our common stock had closed below the minimum $1.00 per share requirement under Listing Rule 5550(a)(2) (the “Listing Rule”) for 30 consecutive business days and, as a result, our common stock would be subject to delisting from The Nasdaq Capital Market. We were provided a period of 180 calendar days, or until April 4, 2011, to regain compliance with the minimum bid price rule. Since we did not regain compliance with the minimum bid price rule by April 4, 2011, Nasdaq determined that our common stock would be delisted from The Nasdaq Capital Market unless we requested an appeal before the Nasdaq Hearings Panel (the “Panel”), which we did. As a result, any delisting of our common stock has been stayed pending the issuance of a decision by the Panel following the hearing. We expect that the hearing will be scheduled for May 2011. At the hearing, we will request continued listing on The Nasdaq Capital Market based upon our plan for demonstrating compliance with the applicable listing requirements. Pursuant to the Nasdaq Marketplace Rules, the Panel has the authority to grant us up to an additional 180 days from April 4, 2011, i.e., through October 1, 2011, to implement our plan of compliance.
Consequently, since we cannot predict whether the Panel will grant us an extension of time to meet the minimum bid price requirement or, if it does, whether the minimum bid price of our common stock will comply with the Listing Rule by such time, the Board is asking the stockholders to grant the Board the authority, at its discretion, to effect a reverse stock split, which our Board believes may be an effective way to increase the minimum bid price of our common stock proportionately and put us in a position to regain compliance with the Listing Rule and avoid being delisted from the Nasdaq Capital Market.
In determining whether to effect the reverse stock split and, if so, the ratio to be used, the Board will consider various factors, including but not limited to, (i) the potential impact and anticipated benefits to the Company and its stockholders, (ii) the market price of the Company’s common stock at such time, (iii) the number of shares that will be outstanding after the reverse stock split, (iv) the stockholders’ equity at such time, (v) the number of shares of common stock available for future issuance after the reverse stock split, and (vi) the trading volume of the Company’s common stock at such time.

Certain Risk Factors Associated with the Reverse Stock Split
There can be no assurance that the total market capitalization of our common stock (the aggregate value of all common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split.
There can also be no assurance that the minimum bid price per share of our common stock would remain in excess of $1.00 following the reverse stock split for a sustained period of time, or long enough to satisfy Nasdaq’s continued listing requirements, or that our common stock would not be delisted by Nasdaq due to a failure to meet other continued listing requirements even if the minimum bid price remains in excess of the $1.00 requirement.
A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.
Impact of the Proposed Reverse Stock Split if Implemented
If approved and effected, the reverse stock split will automatically apply to all shares of the Company’s common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power. However, because the number of authorized shares of the Company’s common stock will not be reduced proportionately, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action. There are no existing plans, arrangements or understandings relating to the issuance of any of the authorized but unissued shares that would be available as a result of the proposed reverse stock split.
Based on the number of shares, warrants and options outstanding as of the Record Date, the principal effect of a reverse stock split (at a ratio between one-for-two and one-for-four) would be that:
•	the number of shares of the Company’s common stock issued and outstanding would be reduced from 70,989,292 shares to between approximately 17,747,323 shares and 35,494,646 shares;
•	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants would be reduced from 33,382,125 to between approximately 8,345,531 shares and 16,691,062 shares (and the respective exercise prices of the warrants would increase by a factor equal to the inverse of the split ratio);
•	the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options, restricted stock and restricted stock units would be reduced from 4,486,831 to between approximately 1,121,707 shares and 2,243,415 shares (and the respective exercise prices of the options would increase by a factor equal to the inverse of the split ratio);
•	the number of shares of the Company’s common stock issuable upon the conversion of convertible debt would be reduced from 185,185 to between approximately 46,296 shares and 92,592 shares (and the respective conversion price of the convertible debt would increase by a factor equal to the inverse of the split ratio); and
•	the number of shares of the Company’s common stock that are authorized, but unissued, and can be used for future issuances of common stock as described above would increase from 115,956,567 to between approximately 170,478,284 shares and 197,739,142 shares.
In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.
The number of shares of the Company’s authorized preferred stock will remain unchanged at 5,000,000 shares.

Fractional Shares
To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded down to the next whole share. If the reverse split results in a fractional shares below 1, the shareholder will receive the market value of the factional share, determined as of the closing price on the date of the reverse split.
Effect on Registered and Beneficial Stockholders
Upon a reverse stock split, we intend to treat stockholders holding common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
Effect on Registered Certificated Shares
Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Authorized Shares
The reverse stock split would affect all issued and outstanding shares of common stock and outstanding rights to acquire common stock. However, upon the effectiveness of the reverse stock split which will occur upon the filing of the amendment to the Company’s certificate of incorporation, the number of authorized shares of common stock that have not yet been issued would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split as follows:

		Pro-Forma
		After Reverse Stock Split
	As of April 15, 2011	One-for-Two	One-for-Four
Outstanding Shares of Common Stock	70,989,292	35,494,646	17,747,323

Outstanding Warrants	33,382,125	16,691,062	8,345,531

Outstanding Stock Options, restricted stock and restricted stock units	4,486,831	2,243,415	1,121,707

Shares issuable upon conversion of convertible debt	185,185	92,592	46,296

Shares Available for Future Issuances	115,956,567	170,478,284	197,739,142

Authorized Shares of Common Stock	225,000,000	225,000,000	225,000,000

Accounting Matters
The reverse stock split will not affect the par value of the common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of common stock outstanding.

Tax Consequences
Each stockholder is urged to consult with such stockholder’s tax advisor with respect to any potential tax consequences of the reverse stock split.
Procedure for Effecting Reverse Stock Split
When and if the Board decides to implement the reverse stock split at any time before the first anniversary of its approval by the stockholders, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend its existing Third Amended and Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “split effective date.” Beginning on the split effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.
Vote Required
The affirmative vote of the holders of shares representing a majority of the Company’s 70,989,292 outstanding shares of common stock (as of the Record Date) is required to approve the Amendment to the Third Amended and Restated Certificate of Incorporation to effect the reverse stock split. Abstentions and broker non-votes will have the effect of a vote against the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVING THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JUNE 14, 2012, AT A RATIO BETWEEN ONE-FOR-TWO AND ONE-FOR-FOUR, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS (ITEM 3 ON THE ENCLOSED PROXY CARD).

PROPOSAL 4:
ADJOURNMENT OF ANNUAL MEETING
The Board of Directors has approved the submission to the stockholders of a proposal to adjourn the Annual Meeting in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposal 3. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to stockholders, other than an announcement made at the Annual Meeting.
Vote Required
The affirmative vote of the holders of a majority of shares voted at the Annual Meeting, in person or by proxy, is required for approval of the proposal to adjourn the Annual Meeting to solicit additional proxies in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposal 3.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVING THE ADJOURNMENT OF THE ANNUAL MEETING (ITEM 4 ON THE ENCLOSED PROXY CARD).

APPENDIX A
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EPICEPT CORPORATION
EpiCept Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That the Board of Directors of EpiCept Corporation duly adopted a resolution setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation of said Corporation to effect a reverse stock split of all issued and outstanding shares of the Corporation’s common stock, par value $0.0001 per share on the basis of one new share for [two/four] old shares, declaring said amendment to be advisable and calling for submission of said resolution to a vote of the stockholders of said Corporation;
SECOND: That thereafter, at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly voted a majority of the outstanding stock of the Corporation entitled to vote thereon in favor of adoption of said amendment; and
THIRD: That said amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Third Amended and Restated Certificate of Incorporation of EpiCept Corporation is hereby amended as follows:
The first paragraph of ARTICLE FOURTH, under the heading A. AUTHORIZED SHARES, is hereby deleted and replaced by the following:
“The total number of shares of capital stock which the Corporation has authority to issue is 230,000,000, consisting of (i) 225,000,000 shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock of the Corporation, par value $0.0001 per share (the “Preferred Stock”).
Upon this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into [one half (1/2)/one fourth (1/4)] of a share of common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one half (1/2)/one fourth (1/4)].”

EPICEPT CORPORATION
777 Old Saw Mill River Rd
Tarrytown, NY 10591
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01 Robert G. Savage 02 John V. Talley

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.
The ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2011.
							☐	☐	☐
3.
To give the Company’s Board of Directors the ability to effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range of one for two (1:2) to one for four (1:4), to be determined at the discretion of the Company’s Board of Directors.
							☐	☐	☐

4.	To adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve proposal 3.						☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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EpiCept Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 14, 2011
The stockholder(s) hereby appoint(s) John V. Talley and Robert W. Cook, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of Common Stock of EpiCept Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Eastern Daylight Time) on June 14, 2011, at the IBM Learning Center, 20 Old Post Road, Armonk, New York 10504, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE SECOND, THIRD AND FOURTH PROPOSALS AND, IN THE DISCRETION OF THE PROXIES NAMED, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Continued and to be signed on reverse side